Exhibit 21

                                  Subsidiaries
                               (All Wholly-Owned)

      Name                                            Jurisdiction of
      ----                                            Incorporation
                                                      -------------

      ePost Innovations, Inc.                         BC, Canada

      Communications Exchange
      Management, Inc.                                BC, Canada

      CyPost USA, Inc.                                Delaware

      Hermes Net Solutions, Inc.                      BC, Canada

      Net Rover Inc.                                  Ontario, Canada

      Net Rover Office Inc.                           Ontario, Canada

      Connect Northwest Internet Services, LLC        Washington state

      Internet Arena, Inc.                            Oregon

      Playa Corporation                               Japan